SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   May 28, 2014

TARA MINERALS CORP.
(Name of Small Business Issuer in its charter)

Nevada	None	20-5000381
(State of incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

375 N. Stephanie St., Bldg. 2 Ste. # 211
Henderson, NV 89014
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (630)-462-2079

N/A
(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry Into a Material Definitive Agreement

On May 28, 2014 the Company entered into an agreement with FreshTec, Inc. which provides for the Company to acquire technology which can be used for the preservation and protection of fresh fruit, vegetables and flowers during extended periods of shipping and storage. The technology is comprised of patents, trademarks and other intellectual property pertaining to systems and methods for packaging bulk quantities of fresh produce and flowers incorporating modified atmosphere packaging.

The technology, currently named SmartPac, will be made available to growers, packers and end-users for the packing, storage and shipment of bulk quantities of produce. Examples of generic industry applications include avocado, tomato, iceless broccoli, d'anjou pears, cherries, stone fruits and flowers.

Deterioration and vulnerability to pathogens (food safety) are serious and growing problems for the fresh bulk produce industry. The SmartPac system solves these problems by replacing industry-standard shipping cartons with a sealed container system that preserves produce in virtually the same condition it was in when picked, for up to one month during shipment or storage. The packaging system reduces spoilage considerably, extend market reach and allows for less expensive (ship/rail vs. air) transportation options. The SmartPac system also has an efficient mechanism for the distribution of anti-microbial agents, which deter mold, disease and infestation while in transit or storage.

The purchase price for the SmartPac technology is allocated among the following territories:

•	United States, Mexico and Canada
•	European Union
•	All other countries

A.	To acquire the rights for the United States, Mexico and Canada, the Company must pay FreshTec:

(i)	$500,000 at closing.

(ii)
$0.25 for each SmartPac unit sold in the United States or Mexico by the Company plus 50% of the Net Royalties received by the Company from licensing the rights to use the technology in the United States, Mexico and Canada until such time as FreshTec is paid $14,500,000,

(iii)
during the six month period following the closing of the transaction, and until the Company has paid FreshTec $1,000,000, 25% of the Net Royalties received by the Company from any licensee having the right to sell SmartPac units in the United States, Mexico or Canada, and

(iv)
after the royalties paid to FreshTec equal $14,500,000, $0.15 for each SmartPac unit sold by the Company in the United States, Mexico or Canada plus 25% of the Net Royalties received by the Company from licensing the rights to use the technology in the United States, Mexico and Canada.

On prior to the end of the fifteen-year period commencing on the closing date of the transaction, if the Company has not paid FreshTec royalties of $14,500,000, the Company may, at its option, either pay to FreshTec the difference between $14,500,000 and the royalties paid to FreshTec, or re-convey to FreshTec the rights for the United States, Mexico and Canada.

B.	To acquire the rights to countries in the European Union the Company must pay to FreshTec:

(i)
no later than six months after the closing of the transaction, $1,000,000, less any amounts paid pursuant to A. (iii) above and B. (ii) and (iii) below, or re-convey to FreshTec the rights for the European Union,

(ii)
$0.25 for each SmartPac unit sold in the European Union by the Company plus 50% of the Net Royalties received by the Company from licensing the rights to use the technology in the European Union until such time as FreshTec is paid $14,500,000, and

(iii)
after the royalties paid to FreshTec equal $14,500,000, $0.15 for each SmartPac unit sold by the Company in the European Union plus 25% of the Net Royalties received by the Company from licensing the rights to use the technology in the European Union.

If the Company exercises its right to re-convey the technology pursuant to B. (i) above, FreshTec is required to pay to the Company any amounts spent by the Company on maintaining or pursuing any patents pertaining to the countries in the European Union and  refund to the Company any amounts paid to FreshTec pursuant to A (iii).

C.	To acquire the rights to all other countries the Company must pay FreshTec:

(iv)	no later than eighteen months after the closing of the transaction, $1,000,000, less any amounts paid pursuant to C. (ii) and (iii) below, or re-convey to FreshTec the rights for the other countries,

(v)
$0.25 for each SmartPac unit sold in the other countries by the Company plus 50% of the Net Royalties received by the Company from licensing the rights to use the technology in the other countries until such time as FreshTec is paid $9,000,000, and

(vi)
after the royalties paid to FreshTec equal $9,000,000, $0.15 for each SmartPac unit sold by the Company in the other countries plus 25% of the Net Royalties received by the Company from licensing the rights to use the technology in the other countries.

If the Company exercises its right to re-convey the technology pursuant to C. (i) above, FreshTec is required to pay to the Company any amounts spent by the Company on maintaining or pursuing any patents pertaining to the other countries.

When the last patent pertaining to the SmartPac technology expires, the royalty payable to FreshTec will be reduced to $0.075 for each SmartPac unit sold and the Company will no longer be obligated to pay FreshTec any Net Royalties.

For purpose of the agreement:

The term “Net Royalties” means amounts collected from licensing the SmartPac technology to third parties, less (i) costs and expenses incurred in connection with the licensing transaction; (ii) amounts refunded to a licensee; (iii) sale and other excise taxes, use taxes, tariffs, export license fees and duties; and (iv) commissions paid in connection with the licensing transaction.  Net Royalties do not include any amount received for sales of SmartPac units by any licensee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2014

TARA MINERALS CORP.

By:
David Barefoot, COO